Exhibit 99.2
ADVENTRX ANNOUNCES REDEMPTION OF WARRANTS
SAN DIEGO — July 12, 2006— ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that having met certain trading conditions, it is in the process of redeeming certain of its outstanding redeemable Warrants to purchase Common Stock. In the event all of the Warrants are fully exercised, the Company will receive aggregate proceeds of $3,134,513 and will issue an aggregate of 1,319,795 shares of Common Stock. The deadline for holders of the Warrants to exercise their rights to purchase the underlying shares of Common Stock is the close of business on July 21, 2006.
The Warrants are redeemable upon seven days written notice to the warrant holders and are exercisable for $2.375 per share of Common Stock. A Redemption Notice will be sent to each warrant holder that provides instruction on how to exercise the Warrants and sets forth the date of redemption and the exercise deadline of the Warrants. The Company will redeem any Warrants that have not been exercised by the close of business on July 21, 2006 at the redemption price of $0.001 per share.
The Company intends to utilize the proceeds from the exercise of the Warrants to fund research and development and clinical trials and for general corporate purposes.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866
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